Ex. 107
Calculation of Filing Fee Table

FORM S-8
(Form Type)

KINGSTONE COMPANIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(h)(1)	500,000(2)	$1.065(3)	$532,500(3)	0.00011020	$58.69
Total Offering Amounts					$532,500		$58.69
Total Fee Offsets							---
Net Fee Due							$58.69

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock (the “Common Stock”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)	Consists of 500,000 shares of the Registrant’s Common Stock issuable under the 2014 Plan.
(3)
Calculated solely for purposes of the registration fee for this offering and in accordance with paragraph (h)(1) of Rule 457 of the Securities Act, on the basis of the average of the high and low prices of the Registrant’s shares of Common Stock as quoted on the Nasdaq Capital Market on August 8, 2023.